Exhibit 1

Directors and Officers of Murchinson Ltd.

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Marc J. Bistricer Officer and Director	Chief Executive Officer and Chief Investment Officer of Murchinson Ltd.	145 Adelaide Street West, Fourth Floor Toronto, Ontario Canada A6 M5H 4E5	Canada
Nicholas Tata Officer	Chief Compliance Officer of Murchinson Ltd.	145 Adelaide Street West, Fourth Floor Toronto, Ontario Canada A6 M5H 4E5	Canada
Paul Zogala Officer	Officer of Murchinson Ltd.	145 Adelaide Street West, Fourth Floor Toronto, Ontario Canada A6 M5H 4E5	Canada

Directors and Officers of Nomis Bay Ltd

Name and Position	Principal Occupation	Principal Business Address	Citizenship
James Keyes Director	Director	101 Front Street, Hamilton, Bermuda HM12	United Kingdom
Jason Jagessar Director	Head of Governance BVI Bolder Group	Sea Meadow House P.O. Box 116, Road Town Tortola, British Virgin Islands	Republic of Trinidad and Tobago

Directors and Officers of BPY Limited

Name and Position	Principal Occupation	Principal Business Address	Citizenship
James Keyes Director	Director	101 Front Street, Hamilton, Bermuda HM12	United Kingdom
Jason Jagessar Director	Head of Governance BVI Bolder Group	Sea Meadow House P.O. Box 116, Road Town Tortola, British Virgin Islands	Republic of Trinidad and Tobago

Directors and Officers of EOM Management Ltd.

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Chaja Carlebach Director	Director	St. Andrews Place, 5th Floor, 51 Church Street, Hamilton, Bermuda HM12	Switzerland
Clarendon Hugh (Hal) Masters Director	Director	St. Andrews Place, 5th Floor, 51 Church Street, Hamilton, Bermuda HM12	Bermuda